EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2012 with respect to the consolidated financial statements, schedule, and internal control over financial reporting (which internal control report included an adverse opinion) included in the Annual Report on Form 10-K for the year ended December 31, 2011 of Amerigon Incorporated (now known as Gentherm Incorporated), which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Southfield, Michigan

February 22, 2013